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                                                                    EXHIBIT 99.2

                         ABC BANCORP DECLARES DIVIDEND
                DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

        Moultrie, Georgia, February 23, 1998--The Board of Directors of ABC Bancorp has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of its common stock.

        Mr. Kenneth J. Hunnicutt, Chief Executive Officer of ABC Bancorp, stated: "The Rights are designed to assure that all of our shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of ABC Bancorp without paying all shareholders the full value of their investment."

        The Rights will be exercisable only if a person or group acquires 15% or more of ABC's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $81.00.

        If ABC Bancorp is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 15% or more of ABC Bancorp's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice such price.

        Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

        Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

        The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10%.
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        The Rights are intended to enable all of the Company's shareholders to realize the long-term value of their investment in the Company. They will not prevent a takeover; however, they should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

        The dividend distribution will be made on March 6, 1998, payable to shareholders of record on that date. The Rights will expire on March 6, 2008. The Rights distribution is not taxable to shareholders.

        ABC Bancorp, headquartered in Moultrie, Georgia, is a multibank holding company which, through its subsidiaries, provides a broad range of consumer and corporate banking products and services in South Georgia and Southeast Alabama.

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